UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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YUM! BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on or about April 21, 2015, Yum! Brands, Inc. sent the following communication to certain shareholders.

To: Yum Employees
From: Steve Schmitt, Vice President, Investor Relations & Corporate Strategy
Re: Vote Your Yum! Shares

Our annual shareholder meeting, scheduled to be held on Friday, May 1, is quickly approaching. If you own shares of Yum! directly or through a broker or the 401(k) plan, we encourage you to vote those shares at your earliest convenience. The outcome of these votes is incredibly important, and your support is extremely beneficial to ALL of us. Every vote counts, and it only takes a few minutes.

The purpose of the meeting is to vote on the below four items:

1.	Election of All Nominees for Director

2.	Ratification of the Independent Auditors

3.	Advisory Vote to Approve Executive Compensation

4.	Shareholder Proposal regarding Policy on Accelerated Vesting upon a Change in Control

As a reminder, our Board of Directors recommends that you vote FOR items one, two and three and AGAINST item four.

All Yum! shareholders (including those who own Yum! stock through the Yum! 401(k) plan) recently received a mailing at their home including directions on how to vote by internet and/or through the mail. This mailing included your control number for use which is required when voting your shares at www.proxyvote.com.

The deadline for voting is Thursday, April 30th. If you have any questions regarding the voting procedures, or cannot locate your control number, please contact Linda Neat at 502-874-2742.

Thank you for your support.